EXHIBIT 10.1
PANERA BREAD COMPANY
Severance Agreement
THIS SEVERANCE AGREEMENT (the “Agreement”) by and between Panera Bread Company, a Delaware corporation (the “Company”), and Ronald M. Shaich (the “Executive”) is made as of May 13, 2010 (the “Effective Date”).
WHEREAS, immediately following the conclusion of the 2010 annual meeting of stockholders, the Executive intends to resign as Chief Executive Officer of the Company and to continue to serve as an officer of the Company as the Executive Chairman of the Board of Directors of the Company (the “Board”);
WHEREAS, the Executive desires to establish the terms and conditions under which he will receive severance payments in the event his employment with the Company is terminated; and
WHEREAS, the Board desires to enter into this Agreement to encourage the continued employment and dedication of the Executive and the commitment of the Executive to achieving a successful transition to the Company’s new Chief Executive Officer.
NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in the employ of the Company and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree that the Executive shall receive the severance payments set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.
1. Definitions. As used herein, the following terms shall have the following respective meanings:
1.1 “Qualifying Reason” means the occurrence of one or more of the following conditions:
(a) (i) the Company’s assignment to the Executive of any duty inconsistent with his then current status with the Company, (ii) a material adverse change in the nature of the Executive’s then current responsibilities or the transfer of a significant portion of such responsibilities to one or more third persons (unless the Executive has consented to such change or transfer or such change or transfer occurs as a result of the Executive’s change in status from Chief Executive Officer to Executive Chairman of the Board), or (iii) a material diminution in the Executive’s compensation (unless the diminution results from the Executive’s change in status from Chief Executive Officer to Executive Chairman of the Board); provided that no Qualifying Reason shall be deemed to have occurred pursuant to this Section 1.1(a) unless the Executive has given the Company notice within 90 days of the first purported occurrence of one of the above conditions, the Company has not remedied the condition within 30 days after receiving such notice, and, if the condition is not remedied, the Executive actually terminates his employment with the Company within 180 days of the first occurrence of such condition;

(b) the resignation by the Executive following the failure of the Executive and the Board to reach an agreement on compensation for the Executive following reasonable and good faith efforts by both parties;
(c) the Executive’s receipt of an offer of employment or a position with another entity or organization, which offer is conditioned upon the Executive’s voluntary termination of employment with the Company; provided that the Executive has given the Company notice of receiving such an offer and the Executive accepts such offer and actually assumes such employment or position following his termination of employment with the Company; or
(d) disability of the Executive, as defined by Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended.
1.2 “Severance Amount” means: (a) a cash payment of five million dollars ($5,000,000) if the Executive’s employment with the Company is terminated pursuant to Section 2 of this Agreement after the Effective Date and on or before March 31, 2013; or (b) a cash payment of two million dollars ($2,000,000) if the Executive’s employment with the Company is terminated pursuant to Section 2 of this Agreement after March 31, 2013 and on or before August 31, 2014.
2. Severance Pay Upon Termination or Death of the Executive. Following the Effective Date, (a) if the Company terminates the Executive’s employment with the Company for any reason or no reason, (b) if the Executive terminates his employment with the Company following a Qualifying Reason, or (c) upon the death of the Executive while the Executive is employed with the Company, then, subject to the Executive’s execution and non-revocation of the attached release of claims as provided for in Section 3 of this Agreement (or, in the case of the Executive’s death, his legal representative’s execution and non-revocation of a release of claims agreement to be provided by the Company), the Company shall pay the Executive the applicable Severance Amount at the time and in the manner set forth in Section 4 of this Agreement. In the event the Executive terminates his employment with the Company without a Qualifying Reason, the Executive shall not be entitled to any Severance Amount hereunder.
3. Release of Claims. The Executive’s receipt of the Severance Amount is expressly conditioned upon his execution and non-revocation of a release of claims agreement in a form substantially similar to that attached hereto as Exhibit A (the “General Release”) (with such changes, additions or modifications thereto as may be reasonably necessary to conform to or accommodate any amendments to or adoption of applicable laws, rules, regulations or orders or to conform to or accommodate any applicable decisions of the courts of the United States or the Commonwealth of Massachusetts) or, in the case of the Executive’s death, his legal representative’s execution and non-revocation of a release of claims agreement to be provided by the Company. Such execution and non-revocation must occur within 60 days following the Executive’s last day of employment (the “Separation Date”).

4. Lump Sum Payment. Payment of the Severance Amount, less any and all applicable taxes and withholdings, shall be by way of a lump sum payment payable on the first regular payroll date following the date the General Release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the Separation Date occurs in the calendar year following the year of the Separation Date, the Payment Date shall be no earlier than January 1 of such subsequent calendar year. The payment of the Severance Amount shall be subject to the terms and conditions set forth in Section 7.8.
5. Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company (or any subsidiary thereof) any obligation to retain the Executive as an employee of the Company and that this Agreement does not prevent the Company or the Executive from terminating the Executive’s employment at any time, for any reason or no reason.
6. Notice.
6.1 All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to:
the Company, at:
Panera Bread Company
4710 Clayton Road
Richmond Heights, Missouri, 63117
Attention: Scott G. Blair, General Counsel
with a copy to:
David A. Westenberg, Esq.
WilmerHale
60 State Street
Boston, MA 02109
and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).
6.2 Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

7. Miscellaneous.
7.1 Consideration. The Executive acknowledges that he has received adequate consideration from the Company for entering into this Agreement, including, but not limited to, the Company’s agreement to pay him the amounts set forth in this Agreement in accordance with the terms and conditions of this Agreement.
7.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
7.3 Assignment; Binding Effect. Neither the Company nor the Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of the Executive.
7.4 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
7.5 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Nothing in this Agreement shall modify, amend or alter, in any manner, any non-disclosure, non-competition, non-solicitation, assignment of invention, or any similar agreement, to which the Executive is a party.
7.6 Amendments. This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive.
7.7 Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of WilmerHale is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.
7.8 Payments Subject to Section 409A. Subject to the provisions in this Section, the Severance Amount shall be paid only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the Separation Date. The following rules shall apply with respect to distribution of the Severance Amount, if any, to be provided to the Executive under this Agreement:

(a) Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of the Severance Amount except to the extent specifically permitted or required by Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).
(b) If, as of the date of the Executive’s separation from service from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then the Severance Amount shall be paid on the date and terms set forth in this Agreement.
(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then, notwithstanding any provision to the contrary, the Severance Amount shall be paid on the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), and paid in a lump sum, with interest from the date of the “separation from service” to the date of payment (calculated at the short-term Applicable Federal Rate, as defined in Section 1274 of the Internal Revenue Code, as of the Separation Date).
(d) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).
(e) Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payment provided hereunder that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant.
7.9 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles.
7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

PANERA BREAD COMPANY
/s/ William W. Moreton
By:	William W. Moreton
Title:	Chief Executive Officer

RONALD M. SHAICH
/s/ Ronald M. Shaich

EXHIBIT A
RELEASE OF CLAIMS
In consideration of the severance payments described in the letter agreement dated [_____], 2010 by and between you and Panera Bread Company, a Delaware corporation (the “Company”), which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents, employees and plan administrators (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, and the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).
You acknowledge that you have been given sixty (60) days to consider this release of claims, and the Company advised you to consult with an attorney of your own choosing prior to signing this release of claims. You understand that you may revoke this release of claims for a period of seven (7) days after you sign it by notifying me in writing, and this release of claims shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this release of claims, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.
I hereby provide this release of claims as of the current date and acknowledge that the execution of this release of claims is in consideration of the severance payment described in the Severance Agreement dated [_____], 2010, to which I acknowledge I would not be entitled if I did not sign this release of claims. I intend that this release of claims become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

PANERA BREAD COMPANY

By:	William W. Moreton
Title:	Chief Executive Officer

I agree to the foregoing:

Ronald M. Shaich